Exhibit 5.1

Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

January 30, 2025

ProPhase Labs, Inc.

711 Stewart Avenue, Suite 200

Garden City, NY 11530

Ladies and Gentlemen:

We have acted as counsel to the ProPhase Labs, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), in connection with the offer and sale by the Company to Keystone Capital Partners, LLC (the Investor”) of (i) an indeterminate number of shares of the Company’s common stock, par value $0.0005 per share (the “Common Stock”), having an aggregate maximum purchase price of $7,730,973 shares of Common Stock (the “Purchase Shares”), which the Company may elect, in its sole discretion, to issue and sell to the Investor, from time to time and (ii) 352,176 shares of Common Stock (the “Commitment Shares” and, together with the Purchase Shares, the “Shares”) to be issued to the Investor on the date hereof, in each case pursuant to the Purchase Agreement on January 29, 2025, between the Company and the Investor (the “Purchase Agreement”) ..

In such capacity, we have reviewed copies of the shelf registration statement on Form S-3 (Registration No. 333-283182) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”) on November 12, 2024 (such registration statement, including the documents incorporated by reference therein, the “Registration Statement”), and the base prospectus dated November 20, 2024 forming a part of the Registration Statement, which was included as part of the Registration Statement at the time it became effective (the “Base Prospectus”) and the prospectus supplement, dated January 30, 2024, relating to the offer and sale of the Shares in the form first filed by the Company pursuant to Rule 424(b)(5) under the Securities Act with the Commission (the “Final Prospectus Supplement” and, the Base Prospectus, as amended and supplemented by the Final Prospectus Supplement, including the documents incorporated by reference therein, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Sec. 229.601(b)(5), in connection with the Registration Statement.

We have also reviewed (i) the Certificate of Incorporation of the Company in the form filed as Exhibit 3.3 of the Current Report on Form 8-K (the “Certificate of Incorporation”), as filed with the Commission on June 19, 2015; (ii) the Amended and Restated Bylaws of the Company in the form filed as Exhibit 3.2 to the Company’s 10-K for the year ended December 31, 2023, as filed with the Commission on March 29, 2024; (iii) the Purchase Agreement in the form filed as Exhibit 10.1 to the Current Report on Form 8-K, as filed with the Commission on the date hereof; (iv) resolutions adopted by the Board of Directors of the Company on January 29, 2025 relating to, and approving, the Purchase Agreement and the transactions contemplated thereby; (v) the Registration Statement; (vi) the Prospectus; and (vii) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

For purposes of this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons, other than the Company, where authorization, execution and delivery are prerequisites to the effectiveness thereof. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others as to factual matters.

We have further assumed that (i) the Company received the consideration for the Commitment Shares, and will receive the consideration for the Purchase Shares, in each case as set forth in the Purchase Agreement and the applicable board resolutions and (ii) at the time of issuance of any of the Purchase Shares, the Company will have a sufficient number of authorized but unissued shares of Common Stock pursuant to the Certificate of Incorporation for the issuance. We express no opinion to the extent that future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company may cause the number of Purchase Shares then issuable under the Purchase Agreement to be greater than the number of shares of common stock that remain authorized under the Certificate of Incorporation but unissued or committed to be issued.

Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware (“DGCL”). Our opinion is based on these laws as in effect on the date hereof. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Commitment Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable and (ii) the Purchase Shares have been duly authorized by all necessary corporate action on the part of the Company, and when sold and issued against payment therefor in accordance with the Purchase Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the DGCL be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP